Exhibit 10.1

RETENTION AGREEMENT
(“Agreement”)

- by and between -
WORLDWIDE WYNN, LLC
(“Company” or “Employer”)

- and -

LINDA CHEN
(“Participant”)

DATED AS OF: JULY 27, 2011

AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into as of the 27TH day of July 2011 (“Grant Date”), by and between WORLDWIDE WYNN, LLC (“Company” or “Employer”) and LINDA CHEN (“Participant”).

1.     GRANT. The Company hereby grants to the Participant, as of the Grant Date, an award (“Award”) in an amount equal to $10,000,000, subject to all of the terms and conditions contained in this Agreement.

2.     VESTING.  Subject to Section 4 below, and the Participant’s continuous employment, the Award shall vest in full on July 27, 2021(“Vesting Date”).

3.     SETTLEMENT.  Within ten 10 days following the Vesting Date, the Participant shall be entitled to receive a lump sum cash payment equal to the amount set forth in Section 1 above, less any applicable employment and income tax withholdings.

4.     TERMINATION OF EMPLOYMENT:  In the event of termination of the Participant’s employment by the Company (or one of its affiliates) for any reason other than Cause prior to the Vesting Date (including without limitation, termination due to death or Disability), a pro-rated portion of the Award equal to the number of full calendar months elapsed between the Grant Date and the date of such termination of employment divided by 120 shall vest and become payable within 30 days following such termination of employment.  “Cause” shall have the meaning set forth in the Participant’s employment agreement with the Company (if any), or if there is no such definition, shall mean (i) acts or omissions by the Participant which constitute intentional material misconduct or a knowing violation of a material policy of the Company or any of its subsidiaries, (ii) the Participant personally receiving a benefit in money, property or services from the Company or any of its subsidiaries or from another person dealing with the Company or any of its subsidiaries, in material violation of applicable law or the Company policy, (iii) an act of fraud, conversion, misappropriation, or embezzlement by the Participant or the Participant’s conviction of, or entering a guilty plea or plea of no contest with respect to, a felony, or the equivalent thereof (other than DUI), or (iv) any material misuse or improper disclosure of confidential or proprietary information of the Company.  “Disability” shall have the meaning set forth in the Participant’s employment agreement with the Company (if any), or if there is no such definition, shall mean total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

In the event that Participant’s employment by the Company (or one of its affiliates) terminates for any other reason (including termination for Cause or voluntary resignation by Participant) prior to the Vesting Date, the Award shall be forfeited in full with no action required or compensation paid.

Notwithstanding any provision in this Agreement to the contrary, if, at the time of Participant’s termination of employment with Employer, he or she is a “specified employee” as defined in Section 409A of the Internal Revenue Code (the “Code”), and the Settlement of the Award received or to be received by Participant pursuant to the Agreement constitutes deferred compensation subject to Section 409A, no such Settlement of the Award will be provided under the Agreement until the earlier of : (a) the date that is six (6) months following Participant’s termination of employment with Employer or (b) the Participant’s death.  The provisions of this section shall only apply to the extent required to avoid Participant’s incurrence of any penalty tax or interest under Section 409A of the Code or regulations or Treasury guidance promulgated thereunder.  In addition, if any provision of the Agreement would cause Participant to incur any penalty tax or interest under Section 409A of the Code or regulations or Treasury guidance promulgated thereunder, Employer may reform such provision to maintain the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

5.     NON-TRANSFERABILITY.  The Award may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution.

6.     NO RIGHTS TO CONTINUATION OF EMPLOYMENT.  Nothing in this Agreement shall confer upon the Participant any right to continue in the employ of the Company or any subsidiary thereof or shall interfere with or restrict the right of the Company or its stockholders (or of a subsidiary or its stockholders, as the case may be) to terminate the Participant’s employment any time for any reason whatsoever, with or without Cause.

7.     SEVERABILITY. In the event any one or more provisions of this Agreement is declared judicially void or otherwise unenforceable, the remainder of this Agreement shall survive and such provision(s) shall be deemed modified or amended so as to fulfill the intent of the parties hereto.

8.     AMENDMENT OR MODIFICATION. This Agreement may not be amended, modified, changed or altered except by a writing signed by both the Company and the Participant.

9.     SUCCESSION.  This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective successors and assigns.

10.     GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with Nevada law, without regard to conflicts of law principles.

11.     DISPUTE RESOLUTION.  Any controversy or claim arising out of or relating to this Agreement, the breach hereof, or Participant's employment by Employer, shall be submitted to binding arbitration in accordance with the employment arbitration rules then in effect of the American Arbitration (“AAA”), to the extent not inconsistent with this Section as set forth below.

(a)     Coverage of Arbitration Agreement:   The promises by Employer and Participant to arbitrate differences, rather than litigate them before courts or other bodies, provide consideration for each other, in addition to other consideration provided under the Agreement.

(b)     Waiver of Rights to Pursue Claims in Court and to Jury Trial: This Section 11 does not in any manner waive any rights or remedies available under applicable statutes or common law, but does waive Employer’s and Participant's rights to pursue those rights and remedies in a judicial forum and waive any right to trial by jury of any claims.  By signing this Agreement, the parties voluntarily agree to arbitrate any covered claims against each other.

(c)     Initiation of Arbitration:  To commence arbitration of a claim subject to this Section 11, the aggrieved party must, within the time frame provided in Section 11(d) below, make written demand for arbitration and provide written notice of that demand to the other party. If a claim is brought by Participant against Employer, such notice shall be given to Employer’s Legal Department.  Such written notice must identify and describe the nature of the claim, the supporting facts, and the relief or remedy sought.  In the event that either party files an action in any court to pursue any of the claims covered by this Section 11, the complaint, petition or other initial pleading commencing such court action shall be considered the demand for arbitration.  In such event, the other party may move that court to compel arbitration.

(d)     Time Limit to Initiate Arbitration: To ensure timely resolution of disputes, Participant and Employer must initiate arbitration within the statute of limitations (deadline for filing) provided by applicable law pertaining to the claim, or one year, whichever is shorter, except that the statute of limitations imposed by relevant law will solely apply in circumstances where such statute of limitations cannot legally be shortened by private agreement. The failure to initiate arbitration within this time limit will bar any such claim.  The parties understand that Employer and Participant are waiving any longer statutes of limitations that would otherwise apply, and any aggrieved party is encouraged to give written notice of any claim as soon as possible after the event(s) in dispute so that arbitration of any differences may take place promptly.

(e)     Arbitrator Selection:  The parties contemplate that, except as specifically set forth in this Section 11, selection of one arbitrator shall take place pursuant to the then-current rules of the AAA applicable to employment disputes.  The arbitrator must be either a retired judge or an attorney experienced in employment law. The parties will select one arbitrator from among a list of qualified neutral arbitrators provided by AAA.  If the parties are unable to agree on the arbitrator, the parties will select an arbitrator by alternatively striking names from a list of qualified arbitrators provided by AAA.  AAA will flip a coin to determine which party has the final strike (that is, when the list has been narrowed by striking to two arbitrators). The remaining named arbitrator will be selected.

(f)      Arbitration Rights and Procedures:  Participant may be represented by an attorney of his/her choice at his/her own expense.  Any arbitration hearing or proceeding will take place in private, not open to the public, in Clark County, Nevada.  The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of Nevada (without regard to its choice of law provisions) and/or federal law when applicable. The arbitrator is without power or jurisdiction to apply any different substantive law or law of remedies or to modify any term or condition of this Agreement.  The arbitrator will have no power or authority to award non-economic damages or punitive damages except where such relief is specifically authorized by an applicable federal, state or local statute or ordinance, or common law.  In such a situation, the arbitrator shall specify in the award the specific statute or other basis under which such relief is granted.    The applicable law with respect to privilege, including attorney-client privilege, work product, and offers to compromise must be followed.   The parties will have the right to conduct reasonable discovery, including written and oral (deposition) discovery and to subpoena and/or request copies of records, documents and other relevant discoverable information consistent with the procedural rules of AAA.  The arbitrator will decide disputes regarding the scope of discovery and will have authority to regulate the conduct of any hearing.  The arbitrator will have the right to entertain a motion or request to dismiss, for summary judgment, or for other summary disposition.   The parties will exchange witness lists at least 30 days prior to the hearing.  The arbitrator will have subpoena power so that either Employee or Employer may summon witnesses.  The arbitrator will use the Federal Rules of Evidence in connection with the admission of all evidence at the hearing.  Both parties shall have the right to file post-hearing briefs.  Any party, at its own expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of the proceedings.

(g)     Arbitrator’s Award: The arbitrator will issue a written decision containing the specific issues raised by the parties, the specific findings of fact, and the specific conclusions of law.  The award will be rendered promptly, typically within 30 days after conclusion of the arbitration hearing, or after the submission of post-hearing briefs if requested.  The arbitrator shall have no power or authority to award any relief or remedy in excess of what a court could grant under applicable law.  The arbitrator’s decision shall be final and binding on both parties.  Judgment upon an award rendered by the arbitrator may be entered in any court having competent jurisdiction.

(h)     Fees and Expenses:  Unless the law requires otherwise for a particular claim or claims, the party demanding arbitration bears the responsibility for payment of the fee to file with AAA and the fees and expenses of the arbitrator shall be allocated by the AAA under its rules and procedures. Participant and Employer shall each pay his/her/its own expenses for presentation of their cases, including but not limited to attorney’s fees, costs, and fees for witnesses, photocopying and other preparation expenses.  If any party prevails on a statutory claim that affords the prevailing party attorney’s fees and costs, the arbitrator may award reasonable attorney’s fees and/or costs to the prevailing party, applying the same standards a court would apply under the law applicable to the claim.

12.     HEADINGS.  Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.

13.     ASSIGNMENT.  Notwithstanding anything to the contrary in this Agreement, neither this Agreement nor any rights granted herein shall be assignable by the Participant.

14.     ADDITIONAL DOCUMENTS.  Each party agrees to execute any and all further documents and writings, and to perform such other actions, which may be or become reasonably necessary or expedient to be made effective and carry out this Agreement.

15.     NOTICES.  Any and all notices required under this Agreement shall be in writing and shall be either hand-delivered or mailed, certified mail, return receipt requested, addressed to:

TO THE COMPANY:
c/o 3131 Las Vegas Boulevard South
Las Vegas, Nevada 89109 Attn: General Counsel

TO THE PARTICIPANT:	Linda Chen
2309 Whispering Hills Circle. Las Vegas NV 89117

All notices hand-delivered shall be deemed delivered as of the date actually delivered.  All notices mailed shall be deemed delivered as of three (3) business days after the date postmarked.  Any changes in any of the addresses listed herein shall be made by notice as provided in this Section 15.

16.     ENTIRE AGREEMENT.  This Agreement contains the entire agreement and understanding among the parties as to the subject matter hereof.

17.     COUNTERPARTS.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and taken together shall constitute one and the same document.

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

COMPANY		PARTICIPANT

By:	/s/ Marc Schorr	/s/ Linda Chen
	Name: Marc Schorr	Linda Chen
Title: President, Worldwide Wynn, LLC
	8/16/11	Execution Date: August 12, 2011